Exhibit (d)(37)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement effective as of May 1, 2017 (“Amendment No. 2”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and AXA Investment Managers, Inc., a Delaware Corporation (“AXA IM” or “Adviser”).

FMG LLC and AXA IM agree to modify the Agreement as follows:

1.	Name Change. The name of EQ/High Yield Bond Portfolio is changed to 1290 VT High Yield Bond Portfolio.

2.	Appendix A. Appendix A to the Agreement setting forth the fee payable to the Adviser with respect to the Portfolio or Allocated Portion of the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AXA INVESTMENT MANAGERS, INC.

By:	/s/ Michal Levy	By:	/s/ David Atterbury
	Michal Levy Senior Vice President and Chief Operating Officer	Name: David Atterbury Title: Chief Operating Officer

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

WITH

AXA INVESTMENT MANAGERS, INC.

Related Portfolios	Annual Sub-Advisory Fee Rate***
High Yield Portfolios, which shall consist of the following Portfolio and Other Portfolio(s) or Allocated Portion(s)*: 1290 VT High Yield Bond** 1290 High Yield Bond Fund, a series of 1290 Funds	0.39% of the High Yield Portfolios’ average daily net assets up to and including $50 million; 0.37% of the High Yield Portfolios’ average daily net assets in excess of $50 million and up to and including $250 million; 0.35% of the High Yield Portfolios’ average daily net assets in excess of $250 million and up to and including $500 million; and 0.33% of the High Yield Portfolios’ average daily net assets in excess of $500 million

*	Other Portfolio or Allocated Portions are other registered investment companies (or series or portions thereof) that are Advised by the Advisor and sub-advised by the Sub-Adviser, which are classified as “High Yield Portfolios.”
**	Fee paid with respect to this Portfolio shall be based only on the Portion of the Portfolio’s average daily net assets sub-advised by the Sub-Adviser.
***	The daily advisory fee for the High Yield Portfolios is calculated by multiplying the aggregate net assets of the High Yield Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.